Exhibit 99.1

Sonesta International Hotels Corporation

116 Huntington Avenue, Floor 9
Boston, MA 02116

PROXY SUPPLEMENT, DATED DECEMBER 19, 2011
TO
PROXY STATEMENT, DATED NOVEMBER 21, 2011,
AS SUPPLEMENTED DECEMBER 1, 2011 AND DECEMBER 2, 2011

This proxy supplement (“Proxy Supplement No. 3”) updates the information contained in the Proxy Statement, dated November 21, 2011 (the “Proxy Statement”), as supplemented by the proxy supplement dated December 1, 2011 (the “Proxy Supplement No. 1”) and the proxy supplement dated December 2, 2011 (the “Proxy Supplement No. 2”), concerning a special meeting of the stockholders of Sonesta International Hotels Corporation, a New York corporation (“Sonesta”), to consider and vote on, among other things, a proposal to adopt the Agreement and Plan of Merger, as such agreement may be amended from time to time (the “Merger Agreement”), dated as of November 2, 2011, by and among Sonesta, Sonesta Acquisition Corp. (f/k/a Property Acquisition Corp.) (“Parent”) and PAC Merger Corp., a wholly-owned subsidiary of Parent (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will merge with and into Sonesta and the separate corporate existence of Merger Sub will cease and Sonesta will be the surviving corporation.

ADJOURNMENT OF STOCKHOLDER MEETING TO
FRIDAY, DECEMBER 30, 2011

In order to provide Sonesta’s stockholders with sufficient time to review this Proxy Supplement #3, Sonesta intends to convene the special meeting of stockholders as originally scheduled at 9:00 a.m., local time, on Wednesday, December 28, 2011 and promptly adjourn the meeting without a vote on the merger.  The special meeting of stockholders will be reconvened at 9:00 a.m., local time, on Friday, December 30, 2011 and will be held at Sonesta’s corporate offices at 116 Huntington Avenue, Floor 9, Boston, Massachusetts 02116.  The board of directors has recommended that Sonesta stockholders vote “FOR” the proposal to adopt the merger agreement.  Sonesta stockholders who have questions about the merger proposal or who need help voting their shares should contact Sonesta’s proxy solicitation agent, Phoenix Advisory Services toll-free at (877) 478-5038.

SETTLEMENT OF LITIGATION

As previously disclosed in Proxy Supplement #1 and Proxy Supplement #2 to the Proxy Statement, two putative class action lawsuits, which we refer to collectively as the Stockholder Litigation, were brought against Sonesta, each member of Sonesta's Board of Directors, Hospitality Properties Trust, Parent and Merger Sub, challenging the proposed merger, in the New York Supreme Court, New York County, Commercial Division on behalf of Sonesta’s stockholders. On December 17, 2011, counsel for the parties entered into a memorandum of understanding, which we refer to as the Memorandum of Understanding, in which they agreed on the terms of a settlement of the Stockholder Litigation. The proposed settlement is conditioned upon, among other things, consummation of the merger and final approval of the proposed settlement by the court.

Pursuant to the terms of the Memorandum of Understanding, Sonesta has agreed to make certain supplemental disclosures related to the merger, all of which are set forth below.  In addition, in connection with the settlement and as provided in the Memorandum of Understanding, the parties contemplate that plaintiff’s counsel will seek an award of attorneys’ fees and expenses as part of the settlement, and plaintiffs will release defendants from any and all liability. There can be no assurance that the merger will be consummated, or that the court will approve the settlement. In such event, the proposed settlement as contemplated by the Memorandum of Understanding may be terminated. The settlement will not affect the amount of the merger consideration that Sonesta’s stockholders are entitled to receive in the merger.

The defendants deny all liability with respect to the facts and claims alleged in the Stockholder Litigation and specifically deny that any breach of fiduciary duty occurred, or that any further disclosure is required to supplement the definitive proxy statement under any applicable rule, statute, regulation or law.  However, to avoid the risk that the Stockholder Litigation may delay or otherwise adversely affect the consummation of the merger, to minimize the expense of defending such actions, and to provide additional information to our stockholders at a time and in a manner that would not cause a material delay of the special meeting or the merger, the defendants have agreed to the terms of the proposed settlement described above. The parties further considered it desirable that the Stockholder Litigation be settled to avoid the expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.  Plaintiffs in the Stockholder Litigation have agreed to stay the Stockholder Litigation pending final approval by the court of the settlement, and to dismiss the Stockholder Litigation with prejudice upon final approval by the court of the settlement of the Stockholder Litigation.

SUPPLEMENTAL DISCLOSURE

In connection with the settlement of the Stockholder Litigation as described in this supplemental disclosure, Sonesta has agreed to make these supplemental disclosures to the definitive proxy statement. This supplemental disclosure should be read in conjunction with the Proxy Statement, the Proxy Supplement No. 1 and the Proxy Supplement No. 2.

PROPOSAL NO. 1 – THE MERGER

Background of the Merger

The following disclosure supplements the section entitled “Background of the Merger” and is added immediately following the first paragraph of that section.

In 2007, Sonesta’s board of directors identified certain challenges to the business, in particular that Sonesta’s relatively small asset base and relatively small and illiquid market capitalization resulted in difficulties financing growth through the capital and debt markets and that Sonesta had experienced only mixed success in executing a growth plan.  Sonesta’s board of directors also noted that there existed robust market conditions for strategic transactions involving hotel and lodging companies at the time, with multiple transactions occurring at favorable valuations.  On June 4, 2007, Sonesta’s board of directors initiated a review of the strategic options available to Sonesta to increase stockholder value and retained a financial advisor to assist it in that process.  Over the ensuing six months, Sonesta, with the assistance of its financial advisor, solicited a large number of potential bidders and engaged in substantive discussions concerning a potential transaction with multiple potential bidders.  Sonesta’s board of directors then terminated the strategic options process because the process had not generated sufficient interest in the market and it had not received any bids that, in the view of Sonesta’s board of directors, adequately reflected the intrinsic value of Sonesta.

The following disclosure supplements and restates in its entirety the second full paragraph of the section entitled “Background of the Merger.”

In April 2010, Sonesta was approached by Company A, a multi-faceted Asia-based company with hospitality interests, who expressed interest in exploring a strategic investment with Sonesta.  Company A was put in contact with the financial advisor retained in connection with the 2007 strategic options review and, based on those discussions, the financial advisor informed Sonesta that Company A was unable to provide details concerning the transaction they envisioned.  Following preliminary discussions concerning a possible transaction (including a meeting between the principals of both companies), the parties terminated discussions in the fall of 2010 because Sonesta believed that Company A’s preliminary indications of value were low and because Company A expressed a desire to focus on other business objectives.

The following disclosure supplements and restates in its entirety the eighth full paragraph of the section entitled “Background of the Merger.”

On March 29, 2011, Mr. Sonnabend, Ms. Sonnabend, Mr. van Riel and Mr. DePaul met with Mr. B. Portnoy, Mr. A. Portnoy, Mr. Murray, Mark Kleifges, treasurer and chief financial officer of HPT and an executive vice president of RMR, and Jennifer Clark, the secretary of HPT and executive vice president and general counsel of RMR, at Purchaser’s offices.  A large part of the discussion at this meeting concerned the structure of a possible transaction by which the Purchaser might acquire Sonesta.  The representatives of the Purchaser explained that tax law restrictions applicable to HPT’s operations as a REIT would prevent HPT operating a hotel management business and generally would limit HPT’s participation in any transaction to ownership and leasing of hotels.  The Purchaser’s representatives outlined a preliminary transaction structure whereby HPT might make a tender offer for Sonesta shares, to be followed by a merger of Sonesta into an HPT subsidiary that would simultaneously sell certain assets of Sonesta, including its management business to a newly-formed affiliate of RMR, and that this new entity would be able to manage hotels owned by HPT and leased to taxable REIT subsidiaries of HPT in accordance with certain provisions of the U.S. Internal Revenue Code applicable to REITs.  During the course of these discussions, representatives of Purchaser indicated their preliminary view that Sonesta’s valuation was at least $25.00 per share, though these views were qualified by Purchaser’s need to conduct a detailed due diligence review.  Purchaser also requested that, concurrently with signing any definitive transaction documents for a potential transaction, Sonesta obtain support agreements from Sonesta stockholders who are members of the Sonnabend family and certain funds affiliated with GAMCO Investors, Inc., who we refer to collectively as GAMCO and who collectively own a significant amount of Sonesta stock.  During the course of these discussions, representatives of the Purchaser emphasized that, in light of its view that it was offering full value, Purchaser did not intend to participate in a competitive bidding process and may withdraw its bid if such a process were instituted.  The parties agreed to tour certain of the hotels owned by HPT, which occurred on April 3 through April 6, 2011.  They also agreed to have further conversations.  Following this meeting, Sonesta provided additional non-public diligence materials to Purchaser.

The following disclosure supplements and restates in its entirety the ninth full paragraph of the section entitled “Background of the Merger.”

At a meeting of Sonesta’s board of directors held on April 15, 2011, Sonesta’s management briefed the board on the discussions with Purchaser and the board discussed the possible acquisition transaction as well as the engagement of a financial advisor to advise and assist the board in connection with valuing Sonesta and negotiating a possible acquisition transaction.  A representative of Goodwin Procter LLP, counsel to Sonesta, participated in the meeting and briefed the board on various matters, including the duties of the directors when assessing strategic alternatives and the process for an acquisition transaction.  At this meeting, the board also reviewed proposals from three investment banks to serve as financial advisor, which had been solicited by management.  Among other matters, the Sonesta board of directors also considered whether conducting a broader solicitation to identify other potential bidders would be productive in these circumstances.  The Sonesta board of directors determined not to do so in light of a few factors.  First, the market conditions in 2011 were much less hospitable for strategic transactions involving hotel and lodging companies than they were in 2007, when Sonesta had been unable to obtain an adequate bid despite much easier access to capital for acquirors.  Second, Sonesta’s board of directors believed that a transaction with Sonesta provided some valuable synergies to Purchaser, which was likely to lead Purchaser to be willing to pay a higher value for Sonesta than other industry participants or financial buyers and that a competitive auction process may risk Sonesta losing this opportunity. The board of directors and Sonesta management generally followed hotel company transactions and hotel transactions in its geographic markets, including Cambridge, Massachusetts. The board of directors did not pursue a strategy of selling solely the Royal Sonesta Hotel in Cambridge, Massachusetts because of the significant tax that would be incurred upon a sale of the property, which would adversely impact stockholder value.  Following these discussions, the Sonesta board of directors expressed its view that management should continue discussions with Purchaser to determine if an acquisition transaction was viable and should continue discussing the proposed purchase price.  The board also directed management to arrange meetings with the board and potential financial advisors to assist the board in selecting a financial advisor.

The following disclosure supplements and restates in its entirety the fifteenth full paragraph of the section entitled “Background of the Merger.”

On May 23, 2011, Sonesta held its annual meeting of stockholders and its annual board of directors meeting.  Representatives of Deutsche Bank and Goodwin Procter participated in the board meeting.  At the board meeting, Deutsche Bank briefed the board of directors on the discussions to date with Purchaser and Company A and presented a preliminary valuation analysis of Sonesta.  Following discussion of the presentation and Sonesta’s existing business plan, the board expressed a preliminary view that the $25.00 per share initially proposed by Purchaser did not reflect a price that would maximize the value to stockholders, based on its knowledge of Sonesta’s current business plan and the resulting cash flow as well as Deutsche Bank’s preliminary valuation analysis.  The board also discussed its belief that Purchaser was the most likely buyer candidate because of the Sonesta board’s belief that the Sonesta brand and operating platform would benefit ~~HPT~~ Purchaser.  The board believed that Purchaser could recognize economic benefits from the proposed transaction based on synergies and the board’s belief that Purchaser could rebrand multiple HPT-owned hotels under the Sonesta flag.  The board did not believe that, in the current economic environment in which financing was difficult to obtain, there were likely to be any other bidders   The board directed Deutsche Bank to meet with Purchaser to negotiate a higher price per share for the potential acquisition transaction.  Later that day, Deutsche Bank met with representatives of Purchaser at Purchaser’s offices.  The parties discussed their respective views on the valuation of Sonesta as well as the potential role that Sonesta might play in managing hotels for HPT after a transaction.  Representatives of Purchaser indicated that, subject to its ongoing diligence and in response to Mr. Sonnabend and Deutsche Bank’s previous discussions with them, Purchaser was willing to increase its proposed purchase price to $26.00 per share in cash.  Deutsche Bank indicated that, based on its valuation analysis and the board discussions earlier that day, the $26.00 per share proposed price was unlikely to be acceptable to the Sonesta board.  Purchaser agreed to consider further the views expressed by Deutsche Bank and the parties agreed to have further discussions.

The following disclosure supplements and restates in its entirety the seventeenth full paragraph of the section entitled “Background of the Merger.”

On May 27, 2011, the board of directors of Sonesta met telephonically, with representatives of Deutsche Bank and Goodwin Procter participating.  At this meeting, Deutsche Bank briefed the board on the conversations that had occurred with Purchaser since the last board meeting and Purchaser’s increase in its proposed purchase price.  The board discussed the proposed purchase price as well as Sonesta’s existing business plan and Deutsche Bank’s preliminary valuation analysis that had been previously presented.  The board also reiterated its views that Purchaser was likely to be more willing to pay a higher value for Sonesta than other potential bidders because of the value of synergies relating to Sonesta’s operating platform and the value of Sonesta’s hotel management expertise.  Following this discussion, the board directed Deutsche Bank to contact Purchaser and attempt to negotiate an increase in the proposed purchase price.

The following disclosure supplements and restates in its entirety the nineteenth full paragraph of the section entitled “Background of the Merger.”

On May 31, 2011, the Sonesta board of directors met telephonically, with Goodwin Procter participating.  Sonesta’s management briefed the board on discussions with Purchaser since the last meeting.  The board discussed the factors, such as cash flow, addressed in the Deutsche Bank valuation analysis and the board’s belief that the Sonesta brand and operating platform (including Sonesta’s hotel management expertise) ~~would benefit HPT~~ had value to Purchaser that was likely to result in Purchaser being willing to pay a higher value for Sonesta than other potential bidders.  After this discussion, the board of directors formed a committee, which we refer to as the negotiating committee, comprised of three independent directors, George Abrams, Clarence Davis and Jean Tempel.  The negotiating committee was formed for the purpose of meeting with representatives of Purchaser to negotiate directly for a higher purchase price.

The following disclosure supplements and restates in its entirety the twentieth and twenty-first full paragraphs of the section entitled “Background of the Merger.”

On June 9, 2011, the negotiating committee and a representative of Deutsche Bank met with representatives of Purchaser at Sonesta’s corporate offices and expressed their views on the valuation of Sonesta, and the proposed purchase price.  The committee proposed that Purchaser pay a higher purchase price in the potential transaction, at least in the mid-$30’s per share.  After further discussion, the representatives of Purchaser reiterated its position that it was willing to pay $30.00 per share in cash but declined to increase its proposed purchase price above that level.  At one point in the discussion, in connection with emphasizing Purchaser’s belief that no other market participants would be willing to pay $30.00 per share for Sonesta, Purchaser’s representatives stated that perhaps Purchaser would consider agreeing to a “go shop” structure, i.e., allowing Sonesta to solicit competing bidders for a limited period of time following execution of the merger agreement and requiring a reduced termination fee (for example, $2 million) if a superior proposal is identified and accepted.

On June 13, 2011, Sonesta’s board of directors met telephonically, with representatives of Deutsche Bank and Goodwin Procter participating, and the negotiating committee briefed the rest of the board on its discussions with Purchaser.  Among the topics discussed was the Purchaser’s comments regarding a “go shop” structure.  The board determined not to pursue further a “go shop” structure because it believed that it had a better chance of increasing shareholder value by negotiating a higher price from Purchaser than of obtaining a higher price from a third party in a “go shop” solicitation, based on its previously-discussed views as to the unlikelihood of identifying superior bidders in the current economic conditions.  After discussion, the board determined that direct discussions between Sonesta’s management and Purchaser would be the most productive method for negotiations and directed Mr. Sonnabend to discuss a price increase with Purchaser into the low to mid-$30’s.

The following disclosure supplements and restates in its entirety the thirty-sixth full paragraph of the section entitled “Background of the Merger.”

On September 28, 2011, Mr. Sonnabend, Ms. Sonnabend, and a representative of Goodwin Procter met with Mr. B. Portnoy, Mr. A. Portnoy, Ms. Clark and a representative of Skadden Arps, Slate Meagher & Flom LLP, counsel to Parent, which we refer to as Skadden, to review outstanding business and transaction-related issues, including Sonesta’s pension liability and the request that Purchaser pre-fund a portion of that liability at closing, the size and circumstances for payment of a termination fee and reimbursement of transaction expenses, employee-related issues (including a severance plan for all corporate office employees), the minimum number of shares required to close the tender offer, the terms of a top-up option, Sonesta’s ability to terminate the merger agreement to accept a superior offer, and Purchaser’s request that support agreements be entered into by a significant portion of the stockholders who are members of the Sonnabend family and GAMCO.  At this meeting, Sonesta agreed to communicate the request for a support agreement to GAMCO.  The parties also engaged in further price discussions, with Sonesta requesting an increase in the proposed price per share.  Representatives of Purchaser declined to increase the proposed purchase price.

The following disclosure supplements and restates in its entirety the thirty-ninth full paragraph of the section entitled “Background of the Merger.”

Over the course of the next several days, the parties communicated several times with respect to factors impacting valuation for Sonesta, with Sonesta indicating its unwillingness to accept the lower proposed purchase price. In addition to addressing these specific factors, Sonesta noted in its communications the value of its management expertise and brand name.  On October 14, 2011, Mr. B. Portnoy contacted Mr. Sonnabend telephonically and conveyed Purchaser’s willingness to proceed with a transaction at a purchase price of $31.00 per share provided certain outstanding issues could be resolved.

Certain Financial Projections

The following disclosure supplements the discussion of the principal aspects of the proposed merger and is added immediately prior to the section entitled “Opinion of the Financial Advisor to Sonesta’s Board of Directors.”

Certain Financial Projections

Sonesta does not, as a matter of course, make public forecasts or projections as to future performance or earnings due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, during the course of negotiating the Merger Agreement, Sonesta’s management prepared certain projections of financial performance, a summary of which appear below, and these projections were provided to Sonesta’s board of directors and Deutsche Bank in connection with Deutsche Bank’s preparation of its analysis (see “Opinion of the Financial Advisor to Sonesta’s Board of Directors”) and the board of director’s evaluation of the proposed merger.

The projections were developed from historical financial statements in a manner consistent with management’s historical development of budgets and did not give effect to any changes or expenses as a result of the merger or any other effects of the Merger Agreement.  The projections below were prepared by, and are the responsibility of, Sonesta’s management.  The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles (“GAAP”).  The inclusion of this information should not be regarded as an indication that Sonesta’s board of directors or any other recipient of this information considered, or now considers, it to be predictive of actual future results.  Sonesta’s independent registered certified public accounting firm, McGladrey & Pullen, LLP, has neither examined nor compiled nor performed any procedures with respect to, this prospective financial information and, accordingly McGladrey & Pullen, LLP does not express an opinion or any other form of assurance with respect thereto.  Furthermore, the projections summarized below:

●
while presented with numerical specificity, necessarily make numerous assumptions about future events, many of which are beyond Sonesta’s control, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to Sonesta’s business, and may not prove to be accurate;

●	represent only Sonesta’s management’s good faith judgments of future financial performance regarding certain results, and these projections were not reviewed or approved by any third party;

●
were prepared in the context of the business, economic, regulatory, market and financial conditions that existed at that time, and have not been, and will not be, updated to reflect revised prospects for Sonesta’s business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared, even in the event that any or all of the assumptions underlying these projections are shown to be in error;

●	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

●
should not be regarded as a representation that these projections will be achieved or that these projections are a reliable prediction of future results and readers of the Proxy Statement are cautioned not to place any reliance on these projections.

There are two sets of projections summarized below, a “Base Case” and an “Alternative Case”, both of which were provided to Deutsche Bank and to the Sonesta board of directors1.  The Base Case assumes the entry into new management and franchise agreements by Sonesta during the projection period.  The Alternative Case assumes that no new management or franchise agreements are entered into.  Because Deutsche Bank’s discounted cash flow analysis described in the section entitled “Opinion of the Financial Advisor to Sonesta’s Board of Directors” separately analyzed Sonesta’s cash flows from Egypt and from all other operations, the below projections separately summarize the financial information with respect to these sources.  The projections summarized below were not updated to reflect the actual financial results of Sonesta for the third quarter of 2011.

1
Due to deteriorating economic conditions in Egypt and lower revenue from the Cambridge hotel in the first half of 2011, projections prepared earlier in the year by management were deemed not suitable to be reliable and, thus, were not used in Deutsche Bank’s analysis and were not considered by Sonesta’s board of directors when it approved the merger at the November 2, 2011 meeting of the board of directors.  The projections were updated to reflect these changed assumptions (including those related to timing of revenue collection for Egypt) in connection with discussions with Deutsche Bank to produce the projections summarized in this Proxy Supplement #3.

	2011 (4th Q)	2012	2013	2014	2015
	Forecast	Forecast	Projection	Projection	Projection
Base Case
Total Revenue (Excluding Egypt)	$20,500,000	$95,600,000	$102,700,000	$109,000,000	$116,500,000
Total EBITDA (Excluding Egypt)*	$1,700,000	$5,000,000	$8,500,000	$11,100,000	$14,400,000
Taxes	$0	$(100,000)	$(1,800,000)	$(2,600,000)	$(3,900,000)
Capital Expenditures	$(4,000,000)	$(3,800,000)	$(4,000,000)	$(4,200,000)	$(4,400,000)
Change in Working Capital	$1,100,000	$5,800,000	$800,000	$900,000	$1,000,000
Pension and Other Benefits	$(300,000)	$(1,000,000)	$(1,000,000)	$(1,000,000)	$(1,000,000)
Changes in Long-Term Receivables and Restricted Cash	$400,000	$3,100,000	$200,000	$100,000	$100,000
Free Cash Flow (Excluding Egypt)	$(1,100,000)	$9,000,000	$2,800,000	$4,300,000	$6,200,000
Total EBITDA for Egypt*	$100,000	$1,800,000	$3,000,000	$2,700,000	$3,200,000

Alternative Case
Revenue (Excluding Egypt)	$20,500,000	$95,400,000	$100,500,000	$105,800,000	$112,000,000
Total EBITDA (Excluding Egypt)*	$1,700,000	$5,000,000	$6,600,000	$8,000,000	$10,200,000
Taxes	$0	$0	$(1,000,000)	$(1,300,000)	$(2,100,000)
Capital Expenditures	$(4,000,000)	$(3,800,000)	$(4,000,000)	$(4,200,000)	$(4,400,000)
Change in Working Capital	$1,100,000	$5,800,000	$800,000	$800,000	$1,100,000
Pension and Other Benefits	$(300,000)	$(1,000,000)	$(1,000,000)	$(1,000,000)	$(1,000,000)
Changes in Long-Term Receivables and Restricted Cash	$400,000	$3,100,000	$200,000	$100,000	$100,000
Free Cash Flow (Excluding Egypt)	$(1,100,000)	$9,000,000	$1,600,000	$2,400,000	$3,800,000
Total EBITDA for Egypt*	$100,000	$1,600,000	$2,700,000	$2,400,000	$2,500,000

*	EBITDA” means earnings before interest, taxes, depreciation and amortization, a non-GAAP measure.

Opinion of the Financial Advisor to Sonesta’s Board of Directors

The following disclosure supplements and restates in its entirety the third  full paragraph of the section entitled “Opinion of the Financial Advisor to Sonesta’s Board of Directors – Precedent Transaction Analysis.”

Based in part on the range of the 1-year forward projected EBITDA multiples of the selected transactions described above, based on a median of 12.3x and a mean of 13.4x, Deutsche Bank derived a total enterprise value of Sonesta by applying a range of multiples from 12.0x to 14.0x to Sonesta’s 2012E EBITDA.  Equity value was calculated by reducing total enterprise value by net debt.  Deutsche Bank divided such equity value of Sonesta by the number of fully diluted shares of Sonesta common stock based on information contained in Sonesta’s most recent public filings and derived a range of implied equity value per share of Sonesta common stock of approximately $16 to $20 per share.

The following disclosure supplements and restates in its entirety the first full paragraph and accompanying bullet points in the section entitled “Opinion of the Financial Advisor to Sonesta’s Board of Directors – Sum of the Parts Analysis.”

Sum of the Parts Analysis.  Deutsche Bank performed a “sum of the parts” analysis of Sonesta by separately valuing Sonesta’s Cambridge, Massachusetts property, Sonesta’s Coconut Grove, Florida property, Sonesta’s New Orleans, Louisiana property, Sonesta’s managed hotels and cruise vessels in Egypt, Sonesta’s other managed and franchised properties, Sonesta’s artwork and Sonesta’s corporate overhead.

•
With respect to Sonesta’s Cambridge, Massachusetts property, Deutsche Bank reviewed publicly available information relating to the price per lodging room for 11 property level comparable transactions (calculated by dividing the purchase price by the number of lodging rooms), which were selected because the transactions involved the sale of luxury, upper upscale, upscale and upper midscale hotels in the Boston area.  This produced a range of price per lodging room valuations from $170,044 - $622, 711, with an average valuation of $315,240 per lodging room. ~~and, b~~Based in part on the price per lodging room of such selected transactions, Deutsche Bank derived an enterprise value of Sonesta’s Cambridge, Massachusetts property (which has 400 lodging rooms) based on a price per lodging room reference range of $275,000 to $325,000.

•
With respect to Sonesta’s New Orleans, Louisiana property, Deutsche Bank performed a discounted cash flow analysis based on revenue and free cash flow forecasts through the end of Sonesta’s lease with respect to Sonesta’s New Orleans, Louisiana property in the third quarter of 2024, using discount rates ranging from 8.0% to 10.0%, which were lower discount rates than used for the discounted cash flow analysis for Sonesta as a whole due to the stable operating environment of New Orleans, Louisiana with lower political and operating risks relative to Sonesta’s international operations.  This produced a range of values between $9,300,000 and $10,700,000.

•	Deutsche Bank assigned to Sonesta’s Coconut Grove, Florida property an enterprise value of $0 because projected 2012E EBITDA for such property is negative.

•
With respect to Sonesta’s Egypt managed properties and cruise vessels, Deutsche Bank derived an enterprise value by applying a range of multiples from 8.0x to 10.0x to 2012E EBITDA for Sonesta’s Egypt managed properties and cruise vessels.  A lower range of multiples was selected for Sonesta’s Egypt managed properties and cruise vessels than was selected with respect to Sonesta’s other managed and franchised properties due to political and operating risk in Egypt.  This produced a range of values between $17,000,000 and $21,200,000.

•
With respect to Sonesta’s other managed and franchised properties, Deutsche Bank derived an enterprise value by applying a range of multiples, based on comparable trading multiples for other businesses that manage and franchise properties, from 10.0x to 12.0x to 2012E EBITDA for Sonesta’s other managed and franchised properties.  This produced a range of values between $59,500,000 and $61,400,000.

•
With respect to Sonesta’s artwork, estimated valuations of Sonesta’s artwork in its properties were provided by Sonesta to Deutsche Bank. This produced a range of values between $3,000,000 and $5,000,000.

•
Deutsche Bank derived the negative enterprise value of Sonesta’s corporate overhead by applying a range of multiples, approximating the average multiples of the various Sonesta operating segments as well as corporate overhead multiples applied to other lodging companies, from 8.5x to 10.5x to the negative 2012E EBITDA in respect of Sonesta’s corporate overhead.  This produced a range of negative values between $108,900,000 and $134,600,000.

The following disclosure supplements and restates in its entirety the second full paragraph of the section entitled “Opinion of the Financial Advisor to Sonesta’s Board of Directors – Discounted Cash Flow Analysis.”

Deutsche Bank calculated the discounted cash flow value for Sonesta as the sum of the net present value of (i) the estimated future unlevered free cash flow, calculated as EBITDA minus taxes, minus capital expenditures, plus changes in working capital, less pensions and other benefits and plus changes in long term receivables and restricted cash, that Sonesta’s management projected would be generated for the fourth quarter of 2011 through 2015, plus (ii) the value of Sonesta (excluding Sonesta’s Egypt managed properties and cruise vessels) or Sonesta’s Egypt managed properties and cruise vessels, as applicable, at the end of such period, or the terminal value.  The estimated future cash flows were based on the financial projections for the fourth quarter of 2011 through 2015, with respect to the base case, as prepared by Sonesta’s management and, with respect to the alternative case, as prepared by Sonesta’s management, but assuming there would be no new management or franchise agreements for the projection period.  Deutsche Bank used discount rates ranging from 9.0% to 11.0% with respect to Sonesta (excluding Sonesta’s Egypt managed properties and cruise vessels) based on its judgment as to the weighted average cost of Sonesta’s capital and higher discount rates ranging from 11.0% to 13.0% with respect to Sonesta’s Egypt managed properties and cruise vessels.  The terminal value of Sonesta, excluding Sonesta’s Egypt managed properties and cruise vessels, was calculated using an EBITDA multiple range, based on a review of comparable trading multiples for similar businesses, of 9.0x to 11.0x and the terminal value of Sonesta’s Egypt managed properties and cruise vessels was calculated using a lower EBITDA multiple range of 8.0x to 10.0x due to political and operating risks in Egypt.

The following disclosure supplements and restates in its entirety the third to last full paragraph of the section entitled “Opinion of the Financial Advisor to Sonesta’s Board of Directors.”

The board of directors of Sonesta selected Deutsche Bank as its financial advisor in connection with the Transaction based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions.  Pursuant to an engagement letter, dated as of May 2, 2011, between Sonesta and Deutsche Bank, Deutsche Bank will be paid a ~~specified~~transaction fee for its services as financial advisor to Sonesta in connection with the Transaction~~, a portion~~ of $1,248,153, which is contingent upon the consummation of the merger.  Deutsche Bank was also paid an opinion fee of $250,000 which was contingent upon delivery of the Deutsche Bank opinion ~~and a substantial portion of which is contingent upon consummation of the merger~~.  The transaction fee payable to Deutsche Bank will be reduced by the amount of the opinion fee paid by Sonesta to Deutsche Bank.  Regardless of whether the merger is consummated, Sonesta has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement.

The following disclosure supplements and restates in its entirety the second to last paragraph of the section entitled “Opinion of the Financial Advisor to Sonesta’s Board of Directors.”

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions.  Deutsche Bank or its affiliates may, from time to time, provided investment banking and other financial services to Parent or its respective affiliates for which it has received compensation, including acting as a dealer/manager for a bond repurchase in October 2010 and a co-manager for a bond offering in August 2009.  The aggregate fees received by Deutsche Bank for these services were $81,124.  Deutsche Bank or its affiliates may also provide investment and commercial banking services to Parent and Sonesta in the future, for which Deutsche Bank or an affiliate would expect to receive compensation, though Deutsche Bank has no current expectation of performing any such future services for Parent or Sonesta.  In the ordinary course of business, Deutsche Bank or its affiliates may actively trade in the securities and other instruments and obligations of Parent and Sonesta for their own accounts and for the accounts of their customers.  Accordingly, the Deutsche Bank or an affiliate may at any time hold a long or short position in such securities, instruments and obligations.

Interests of Sonesta Directors and Executive Officers in the Merger

The following disclosure supplements the discussion interests in the merger that certain directors and executive officers may have that are different from or in addition to the interests of the Sonesta stockholders generally and is added at the end of the section entitled “Interests of Sonesta Directors and Executive Officers in the Merger.”

No Employment Arrangements

All Sonesta employees, including the executive officers, will be “at will” employees as of immediately following the completion of the merger on the same terms (including salary) as their current employment.  There can be no guarantee that any such employee, including the executive officers, will not be terminated following completion of the merger.  Sonesta’s executive officers expect to discuss the terms of their employment, including compensation, with Purchaser following completion of the merger.  Other than participation in the Retention Plan described above on the same terms as all other corporate office employees, Sonesta’s executive officers have not entered into any agreements or understandings with Parent or its affiliates regarding their continued employment or compensation.

Pre-Funding of Sonesta Pension Plan

Sonesta currently has an unfunded liability with respect to its pension fund.  In the merger agreement, Purchaser agreed to pre-fund $2.5 million of this liability at closing instead of funding that portion of the liability over time as allowed by law.  Certain members of Sonesta’s current management team are participants in the pension plan.  The pre-funding by Purchaser will result in no changes in the Sonesta executives’ rights under the pension plan, including with respect to size of payments, vesting, time of payments or any other rights.

Legal Services Provided by a Firm Affiliated with Mr. Abrams

A law firm affiliated with one of Sonesta’s directors, George Abrams, has in the past provided legal services to Sonesta and received compensation for such services.  Neither Mr. Abrams nor his law firm has provided legal services in connection with the proposed merger.